Exhibit 99.1

News Release

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	Jennifer Bako +1 330 490 6318 bakoj@diebold.com

FOR IMMEDIATE RELEASE:
November 30, 2005

DIEBOLD ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS
Photo available at http://www.diebold.com/whatsnews/pr/photo/cox.htm

NORTH CANTON, Ohio – Diebold, Incorporated has announced that Phillip R. Cox has been elected to its board of directors, effective December 1.

Cox serves as president and CEO of Cox Financial Corporation, which provides financial planning and wealth management services to individuals and organizations. Based in Cincinnati, Cox Financial has approximately 15,000 clients. Cox, 58, also serves as a director for Cincinnati Bell, the Federal Reserve Bank, the Cinergy Corporation, the University of Cincinnati and Bethesda Hospital.

A native of Cincinnati, Cox is a graduate of Xavier University and holds a doctorate of letters degree from the College of Mount St. Joseph and Cincinnati Technical College. Cox is also chairman of the Cincinnati Business Committee, an organization comprised of the 25 most influential companies in the Cincinnati area, of which Cox Financial has been a member for the past seven years. In 2003, Cox was named Man of the Year by the Ohio Cancer Research Associates.

Cox fills the board vacancy left by Eric C. Evans, former president and chief operating officer of Diebold. The company has 12 members serving on its board of directors.

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems, security and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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PR/3216